                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934


                                   Molex, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Class A Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    608554200
                                 --------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [X]     Rule 13d-1(b)

 [_]     Rule 13d-1(c)

 [_]     Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 608554200

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Trustees of General Electric Pension Trust
         I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

    NUMBER OF                    None
     SHARES             --------------------------------------------------------
   BENEFICIALLY         6.       SHARED VOTING POWER
     OWNED BY
       EACH                      3,652,335
     REPORTING          --------------------------------------------------------
      PERSON            7.       SOLE DISPOSITIVE POWER.
       WITH:
                                 None
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 3,652,335
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,652,335
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         3.8% (10.3% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         EP
--------------------------------------------------------------------------------

CUSIP No. 608554200

--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
         I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

    NUMBER OF                    6,219,621
     SHARES             --------------------------------------------------------
   BENEFICIALLY         6.       SHARED VOTING POWER
     OWNED BY
       EACH                      3,652,335
     REPORTING          --------------------------------------------------------
      PERSON            7.       SOLE DISPOSITIVE POWER.
       WITH:
                                 6,219,621
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 3,652,335
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,871,956
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         10.3%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 608554200
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         General Electric Company
         I.R.S. # 14-0689340
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

         (a)  [_]
         (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         State of New York
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

    NUMBER OF                    0
     SHARES             --------------------------------------------------------
   BENEFICIALLY         6.       SHARED VOTING POWER
     OWNED BY
       EACH                      Disclaimed (see 9 below)
     REPORTING          --------------------------------------------------------
      PERSON            7.       SOLE DISPOSITIVE POWER.
       WITH:
                                 0
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER.

                                 Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         Beneficial ownership of all shares disclaimed by General Electric
         Company
--------------------------------------------------------------------------------
10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
         [X] Disclaimed (see 9 above)
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Not applicable (see 9 above)
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 3 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), and certain other entities on February 14, 2000, as amended on May 9, 2000 and as amended on February 14, 2001 (as amended, the "Schedule 13G"). This Amendment No. 3 is filed on behalf of GE, GEAM and GEPT (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 3,652,335 shares of Class A Stock of Molex, Inc. (the "Issuer") owned by GEPT and of 6,219,621 shares of Class A Stock of the Issuer owned by such other entities and accounts. GEAM and GEPT each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The Items from the Schedule 13G are hereby amended to read as follows:

Item 2(a) Name of Person Filing
-------------------------------

          Trustees of General Electric Pension Trust (See Schedule II)

          GE Asset Management Incorporated, as Investment Manager of GEPT and as Investment Adviser to certain entities and accounts.

          General Electric Company

Item 2(b) Address of Principal Business Office or, if none, Residence
---------------------------------------------------------------------

          The address of the principal offices of GEPT and GEAM is 3003 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c) Citizenship
---------------------

          General Electric Pension Trust - New York common law trust GE Asset Management Incorporated - Delaware corporation
          General Electric Company - New York corporation


Item 4    Ownership
-------------------

                                                            GEPT            GEAM              GE
          (a)    Amount beneficially owned                3,652,335       9,871,956        Disclaimed
          (b)    Percent of class                            3.8%           10.3%          Disclaimed
          (c)    No. of shares to which person has

                 (i)    sole power to vote or direct
                        the vote                             None         6,219,621           None
                 (ii)   shared power to vote or direct     3,652,335      3,652,335        Disclaimed
                 (iii)  sole power to dispose or to
                        direct disposition                   None         6,219,621           None
                 (iv)   shared power to dispose or to
                        direct disposition                 3,652,335      3,652,335        Disclaimed

Item 5    Ownership of Five Percent or Less of a Class
------------------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

          [_]

Item 10   Certification
-----------------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002

                                       GENERAL ELECTRIC PENSION TRUST

                                       By:  GE Asset Management Incorporated,
                                            its Investment Manager

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title:  Vice President


                                       GE ASSET MANAGEMENT INCORPORATED

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name: John H. Myers
                                           Title:  Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Class A Stock of Molex, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2002

                                       GENERAL ELECTRIC PENSION TRUST

                                       By: GE Asset Management Incorporated,
                                           its Investment Manager

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title: Vice President


                                       GE ASSET MANAGEMENT INCORPORATED

                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name: Michael M. Pastore
                                           Title:  Vice President


                                       GENERAL ELECTRIC COMPANY

                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name: John H. Myers
                                           Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06905


     The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker